Exhibit 5.1

April 27, 2015

Harris Corporation,

1025 West NASA Boulevard,

Melbourne, FL 32919.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of 1.999% Notes due 2018 (the “2018 Notes”), $400,000,000 principal amount of 2.700% Notes due 2020 (the “2020 Notes”), $600,000,000 principal amount of 3.832% Notes due 2025 (the “2025 Notes”), $400,000,000 principal amount of 4.854% Notes due 2035 (the “2035 Notes”) and $500,000,000 principal amount of 5.054% Notes due 2045 (the “2045 Notes,” and together with the 2018 Notes, the 2020 Notes, the 2025 Notes and the 2035 Notes, the “Securities”) of Harris Corporation, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Sullivan & Cromwell LLP